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                                                                     EXHIBIT 8.2


                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                August 27, 2004

Board of Directors
Inet Technologies, Inc.
1500 North Greenville Avenue
Richardson, Texas 75081

Ladies and Gentlemen:

            You have requested our opinion regarding certain federal income tax consequences of the combination of Tektronix, Inc. ("Tektronix"), an Oregon corporation, and Inet Technologies, Inc. ("Inet"), a Delaware corporation, by means of the merger of Impala Merger Corp. ("Merger Corp."), a Delaware corporation and a direct wholly owned subsidiary of Tektronix, with and into Inet, followed immediately by the merger of Inet with and into Impala Acquisition Co. LLC ("LLC"), a Delaware limited liability company directly and wholly owned subsidiary of Tektronix (the "Combination").

            In formulating our opinion, we have examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of June 29, 2004 by and among Tektronix, Inet, Merger Corp., and LLC (the "Merger Agreement") and the Registration Statement on Form S-4, initially filed by Tektronix with the Securities and Exchange Commission on July 16, 2004 (Registration No. 333-117454), as amended (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Inet and Tektronix. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

            Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Combination set forth in the Merger Agreement and the

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Board of Directors, Inet Technologies, Inc.
August 27, 2004
Page 2

Registration Statement, (2) the consummation of the Combination in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (i) representations made by Tektronix on behalf of itself, Merger Corp. and LLC and
(ii) representations made by Inet.

            Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that the discussion in the Registration Statement under the heading "The Merger - Material U.S. Federal Income Tax Consequences," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, is correct in all material respects.

            Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, all as in effect of the date hereof and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Combination, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein. This opinion is rendered solely for your benefit in connection with the transactions described above. Except as explicitly provided herein, this opinion may not be relied upon by any other person without our prior written consent.

                                     Very truly yours,



                                     /s/ Weil, Gotshal & Manges LLP

                                     Weil, Gotshal & Manges LLP